Exhibit 10.3

Earthstone Energy, Inc.

AMENDED AND RESTATED 2014 LONG-TERM INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD

Award No.:

Participant:

Notice:
You have been granted the following award of restricted stock units (“Restricted Stock Units”) of Earthstone Energy, Inc. (the “Company”), in accordance with the terms of this Notice of Restricted Stock Unit Award (this “Notice”), the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan, as approved by shareholders in June 2018, as amended from time to time (the “Plan”), and the attached Restricted Stock Unit Agreement (the “Agreement”).

Grant Date:		(the “Grant Date”)

Number of Units:		Aggregate Number of Restricted Stock Units (the “Units”):

Vesting Schedule:	Units	Vesting Date	Units	Vesting Date

The vesting of the Units is subject to (i) except as otherwise provided in the Agreement, your continued service as an employee or as a director of the Company or any of its subsidiaries through each vesting date set forth above (each, a “Vesting Date”), and (ii) upon the terms and conditions of this Notice, the Plan and the Agreement.

You, by your signature as the Participant below, acknowledge that you (i) have reviewed the Agreement and the Plan in their entirety and have had the opportunity to obtain the advice of counsel prior to executing this Notice, (ii) understand that the award of the Units is granted under and governed by the terms and provisions of the Agreement and the Plan, and (iii) agree to accept as binding all of the determinations and interpretations made by the Board of Directors of the Company with respect to matters arising under or relating to this Notice, the Agreement and the Plan.

PARTICIPANT		EARTHSTONE ENERGY, INC.

By:
Name:
Title:

EARTHSTONE ENERGY, INC.
AMENDED AND RESTATED 2014 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.    Award of Restricted Stock Units and Cash Dividend Rights. Earthstone Energy, Inc., a Delaware corporation (the “Company”), hereby grants to the Participant under the Plan an award (the “Award”) of (a) the number of Restricted Stock Units (each individually, a “Unit” and collectively, the “Units”) set forth in the Notice of Restricted Stock Unit Award (the “Notice”) to which this Restricted Stock Unit Agreement (this “Agreement”) is attached and (b) with respect to each Unit a contingent right to receive an amount of cash equal to the cash distributions, if any, made by the Company with respect to one share of Class A Common Stock with a record date after the Grant Date and prior to the date the applicable Unit is settled, forfeited or otherwise expires (“Cash Dividend Right”). Each Cash Dividend Right entitles the Participant to receive the equivalent value of any such cash distribution paid on a single share of Class A Common Stock. The Company will establish a separate bookkeeping account (a “Cash Dividend Account”) for each Unit and credit the Cash Dividend Account (without interest) on the applicable dividend payment date with the equivalent amount of any such cash distribution made. Except as may be explicitly provided otherwise, any reference in this Agreement to the Award shall be deemed to refer to the Units and Cash Dividend Right provided herein. This Agreement consists of the Notice and the terms and conditions of the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan, as amended from time to time (the “Plan”). Unless otherwise provided herein, capitalized terms herein will have the same meanings as in the Plan or in the Notice.

2.    Vesting Schedule.

(a)    Vesting of the Units. Each Unit held by the Participant will entitle the Participant to receive one share of Class A common stock, $0.001 par value per share, of the Company (the “Class A Common Stock”), upon the applicable Vesting Date of each such Unit. Prior to the issuance of Class A Common Stock upon the settlement of a Unit, the Participant will have no ownership interest in the Class A Common Stock represented by such Unit and the Participant will have no right to vote or exercise proxies with respect to the Class A Common Stock represented by such Unit. Except as set forth in Section 1 above, the Participant will not receive any dividends or be entitled to any dividend equivalents on or with respect to the Units. No stock certificates will be issued as of the Grant Date set forth in the Notice and the Units will be subject to forfeiture and other restrictions as set forth below. Cash Dividend Rights (including any Cash Dividend Account balance) will vest or be forfeited, as applicable, upon the applicable Vesting Date or forfeiture event of the Unit with respect to which the Cash Dividend Right (including the Cash Dividend Account) relates.

(b)    Continuous Service; Forfeiture on Separation From Service. Units scheduled to vest on a Vesting Date will vest only if the Participant remains in continued service as an employee or as a director of the Company through such Vesting Date. If the Participant’s continued service with the Company and its subsidiaries terminates, such that the Participant is no longer serving the Company or any of its subsidiaries as an employee or as a director (a “Separation From Service”), any unvested Units will be immediately forfeited. However, the Company’s Board of Directors or its Compensation Committee (collectively, the “Board”) may, in its sole discretion, vest any unvested Units upon a Separation From Service, provided the Award or such vesting is not deemed a “deferral of compensation” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. The Participant will receive no payment for unvested forfeited Units or Cash Dividend Rights. The term “Separation From Service” shall have the same meaning as attributed to it under Section 409A of the Code.

(c)    Termination for Death or Disability. Notwithstanding Section 2(b) above, if the Participant’s continued service as an employee or as a director of the Company or any of its subsidiaries ends as a result of the Participant’s death or Disability, any unvested Units and Cash Dividend Rights (including any Cash Dividend Account balance) that have not been previously forfeited will automatically vest in full on the date of such death or Disability.

(d)    Change of Control Event. Notwithstanding Section 2(b) above, in the event there occurs a Change in Control Event of the Company, then, except as provided herein, any unvested Units and Cash Dividend Rights (including any Cash Dividend Account balance) outstanding immediately prior to such Change in Control Event will accelerate and become fully vested upon (or, as may be necessary to effect such acceleration, immediately prior to) the consummation of the Change in Control Event.

(e)    Termination of Employment. Notwithstanding Section 2(b) above, in the event the employment of the Participant is terminated by the Company without Cause or by the Participant for Good Reason, then, any unvested Units and Cash Dividend Rights (including any Cash Dividend Account balance) outstanding immediately prior to such termination will accelerate and become fully vested upon such termination. For purposes of this Agreement, the term “Good Reason” means without the Participant’s written consent (i) a material reduction in the Participant’s position, authority, power, functions, duties or responsibilities compared to the Participant’s position, authority, power, functions, duties or responsibilities as of the Grant Date; (ii) the Participant’s primary work location being moved more than fifty (50) miles, from the Participant’s primary work location immediately prior to the relocation; (iii) the Company or any of its subsidiaries materially reduces the Participant’s base salary (unless the base salaries of substantially all other senior executives of the Company are similarly reduced); or (iv) if the Participant is a party to an employment agreement with the Company, any material breach of such employment agreement by the Company.  The Participant will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the condition(s) for “Good Reason” within ninety (90) days of the initial existence of the condition(s) for “Good Reason” and the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition (the “Cure Period”). If the condition(s) are not remedied during such Cure Period, the Participant may terminate such Participant’s employment with the Company for Good Reason, by delivering a written notice of termination to the Company; provided, however, that such termination must occur no later than five (5) days after the conclusion of the Cure Period; otherwise, the Participant is deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of such Good Reason. For purposes of this Agreement, the term “Cause” means (A) the Participant’s failure to perform (other than due to Disability or death) the duties of the Participant’s position (as they may exist from time to time) to the reasonable satisfaction of the Company or any of its subsidiaries after receipt of a written warning and at least fifteen (15) days’ opportunity for the Participant to cure the failure, (B) any act of fraud or dishonesty committed by the Participant against or with respect to the Company or any of its subsidiaries or customers as shall be reasonably determined to have occurred by the Board, (C) the Participant’s conviction or plea of no contest to a crime that negatively reflects on the Participant’s fitness to perform the Participant’s duties or harms the Company’s or any of its subsidiaries’ reputation or business, (D) the Participant’s willful or gross misconduct, moral turpitude, or breach of fiduciary duty that may be or is injurious to the Company or any of its subsidiaries, or (E) the Participant’s willful violation of a material policy of the Company or any of its subsidiaries. The preceding definition shall not be deemed to be inclusive of all the acts or omissions that the Company or any of its subsidiaries may consider as grounds for the dismissal or discharge of the Participant or any other individual in the service of the Company or any of its subsidiaries.  Notwithstanding the foregoing, if the Participant is a party to an employment agreement with the Company, the definition of “cause” as defined in the employment agreement will supersede the above definition.

3.    Settlement.
(a)    Subject to the terms and conditions of this Agreement, within ninety (90) days following each Vesting Date, except in no event later than March 15th of the calendar year following the calendar year in which vesting occurs (which payment schedule is intended to comply with the “short-term deferral” and/or “specified payment date” exemptions from the application of Section 409A of the Code), the Company will issue one share of Class A Common Stock for each Unit which vested on such Vesting Date in a book-entry account in the name of the Participant with the Company’s transfer agent and pay in cash any applicable Cash Dividend Rights for such settled Units.
(b)    In the event a portion or all of the Units granted in the Notice are deemed to provide for the “deferral of compensation” pursuant to Section 409A of the Code and the Treasury Regulations promulgated thereunder (together, “Section 409A”), and the Participant is a “Specified Employee” (as such term is defined in Treasury Regulation Section 1.409A-1(i)) as of the date of the Participant’s Separation From Service from the Company, any shares of Class A Common Stock and corresponding Cash Dividend Rights (including any Cash Dividend Account balance) due to the Participant due to the vesting of Units which have yet to be issued to the Participant as of the Participant’s Separation From Service (together, the “Withheld Common Stock”) may not be issued or paid to the Participant before the date which is six (6) months after the Participant’s Separation From Service or the date of the Participant’s death, if earlier. Any Withheld Common Stock will be accumulated and issued or paid to the Participant on the earlier of the first day of the seventh month following the Participant’s Separation From Service or the Participant’s death. This Section 3(b) is intended to comply with Treasury Regulation Section 1.409A-3(i)(2) and will be interpreted in compliance therewith.

4.    Taxes.

(a)    Tax Liability. The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Class A Common Stock. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.

(b)    Payment of Withholding Taxes. In the event required by federal, state or local law, the Company will have the right and is hereby authorized to withhold, and/or to require the Participant to pay upon the occurrence of an event triggering the requirement, any applicable withholding taxes in respect of the Award, whether upon its grant, vesting, settlement, and/or otherwise, and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Company may, in its sole discretion, and subject to compliance with all applicable laws as set forth in Section 8 hereof, permit the Participant to satisfy such tax withholding obligation, in whole or in part, without limitation, by: (i) causing the Participant to tender a cash payment; (ii) permitting the Participant to enter into a “same-day-sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Participant shall irrevocably elect to sell a portion of any shares of Class A Common Stock to be delivered upon settlement in an amount necessary to satisfy the withholding taxes and the FINRA Dealer irrevocably commits to forward the proceeds directly to the Company; (iii) withholding otherwise then deliverable shares of Class A Common Stock or Cash Dividend Rights having a fair market value not to exceed the maximum statutory withholding amount permissible in the applicable jurisdictions; (iv) causing the Participant to surrender Class A Common Stock of the Company which (A) in the case of Class A Common Stock initially acquired pursuant to an Award or otherwise, has been owned by the Participant for any applicable holding period, and (B) has a fair market value on the date of surrender equal to the amount required to be withheld; or (v) through any other lawful manner. The Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to inadequate withholding.

(c)    THE PARTICIPANT FURTHER ACKNOWLEDGES THAT THE COMPANY HAS DIRECTED HIM OR HER TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE INCOME TAX LAWS OF ANY MUNICIPALITY OR STATE IN WHICH HE OR SHE MAY RESIDE.

5.    No Right to Employment or Service. The Participant’s employment with the Company and any of its subsidiaries is on an at-will basis only, subject to the provisions of applicable law. Accordingly, subject to any written, express employment contract with the Participant, nothing in this Agreement or the Plan will confer upon the Participant any right to employment by the Company or any of its subsidiaries or will interfere with, or restrict in any way, the rights of the Company or any of its subsidiaries, which are hereby expressly reserved, to terminate the employment of the Participant at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company.

6.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, Attn: President, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Participant will be addressed to such Participant at the address maintained by the Company for such person or at such other address as the Participant may specify in writing to the Company.

7.    Award is Not Transferable. The Award and the rights and privileges conferred hereby (including the Units and the Cash Dividend Rights) may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

8.    Compliance with Laws and Regulations.

(a)    If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), the Participant may not sell any shares of Class A

Common Stock received upon settlement of the Units unless in compliance with Rule 144. Further, the Participant’s subsequent sale of any shares of Class A Common Stock received upon the settlement of Units will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies and any other applicable securities laws. The Participant acknowledges and agrees that, prior to the sale of any shares of Class A Common Stock acquired hereunder, it is the Participant’s responsibility to determine whether or not such sale of such Class A Common Stock will subject the Participant to liability under insider trading rules or other applicable federal securities laws.

(b)    The Units and the obligation of the Company to deliver shares of Class A Common Stock hereunder will be subject in all respects to (i) all applicable federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Board may, in its discretion, determine to be necessary or applicable. Moreover, the Company will not issue any shares of Class A Common Stock to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Class A Common Stock upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company will not be required to issue any shares of Class A Common Stock to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(c)    It is the intention of the Company and the Participant that the payments, benefits and rights to which the Participant could be entitled pursuant to this Agreement comply with or be exempt from Section 409A (to the extent that the requirements of Section 409A are applicable thereto), after application of all available exemptions (including without limitation the short-term deferral rule, the involuntary separation pay plan exception, or the specified payment date rule). The provisions of this Agreement shall be construed in a manner consistent with that intention. If any provision of this Agreement contravenes Section 409A, or would cause Participant to incur any additional tax, interest or penalty under Section 409A, the Company and Participant agree in good faith to reform this Agreement to comply with Section 409A, or to take such other actions as the Company and the Participant deem necessary or appropriate, to maintain, to the maximum extent practicable, without violating the provisions of Section 409A, the original intent and economic benefit to the Participant and the Company of the applicable provision; provided that the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. Any provision required for compliance with Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein. Notwithstanding anything to the contrary, the Company makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement, and in no event will Company be liable for, pay or reimburse any additional tax, interest or penalties that may be imposed on the Participant under Section 409A. If required to comply with Section 409A (but only to the extent so required), a termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A (excluding death) and, for purposes of any provision of this Agreement, references to “termination of employment,” “separation from employment,” “termination,” or like terms shall mean “Separation from Service” (excluding death).

9.    Binding Agreement. This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

10.    Plan Governs.

(a)    Except as set forth in this Section 10 and where explicitly stated in this Agreement, this Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
(b)    Any interpretation of the Plan as the Plan applies to this Agreement shall be in compliance with Section 409A. If a provision of this Agreement is compliant with Section 409A and the conflicting provision of the Plan is not compliant with Section 409A, the provision of this Agreement shall govern.

11.    Board Authority. The Board will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules

(including, but not limited to, the determination of whether or not any Units have vested). All actions taken and all interpretations and determinations made by the Board will be final and binding upon the Participant, the Company and all other persons, and will be given the maximum deference permitted by law. No member of the Board will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

12.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

13.    Provisions Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

14.    Entire Agreement. This Agreement, including the Notice, and the Plan constitute the entire understanding of the parties relating to the subjects covered herein. The Participant expressly warrants that he or she is not executing the Notice in reliance on any promises, representations or inducements other than those contained herein and in the Plan.

15.    Modifications to this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless made in writing signed by the Participant and a duly authorized officer of the Company. All modifications of or amendments to this Agreement must either (a) comply with Section 409A or (b) not cause the Award to be subject to Section 409A if the Award is not already subject to Section 409A.

16.    Amendment, Suspension or Termination of the Plan. The Participant understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

17.    Clawback. Notwithstanding any provision in the Notice, this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Class A Common Stock issued hereunder or cash paid hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

18.    Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict of law provisions.

19.    Data Protection. By accepting the Award the Participant agrees and consents:

(a)    to the collection, use, processing and transfer by the Company of certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, other employee information, details of the Units and Cash Dividend Rights granted to the Participant, and of shares of Class A Common Stock issued or transferred to the Participant pursuant to this Agreement (“Data”); and

(b)    to the Company transferring Data to any subsidiary or affiliate of the Company for the purposes of implementing, administering and managing this Agreement; and

(c)    to the use of such Data by any person for such purposes; and

(d)    to the transfer to and retention of such Data by third parties in connection with such purposes.

20.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.    No Guarantee of Interests. The Board and the Company do not guarantee the Class A Common Stock from loss or depreciation.

22.    Beneficiary Designation. The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom shall be delivered or paid under this Agreement following the Participant’s death any shares of Class A Common Stock that are distributable hereunder in respect of the Units and cash distributable hereunder in respect of the Cash Dividend Rights at the time specified in Section 2 hereof. Each designation will revoke all prior designations, shall be in a form prescribed by the Board, and will be effective only when filed in writing with the Board during the Participant’s lifetime. In the absence of any such effective designation, shares issuable in connection with the Participant’s death shall be paid to the Participant’s surviving spouse, if any, or otherwise to the Participant’s estate.

23.    Participant Acknowledgements. The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Participant has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice and fully understands all provisions of this Agreement and the Plan.

THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE UNITS AND CASH DIVIDEND RIGHTS WILL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE PARTICIPANT’S CONTINUED SERVICE AS AN EMPLOYEE OR AS A DIRECTOR OF THE COMPANY OR ANY OF ITS SUBSIDIARIES (NOT THROUGH THE ACT OF BEING GRANTED THE AWARD OR ACQUIRING THE UNITS OR THE CASH DIVIDEND RIGHTS HEREUNDER). THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THE NOTICE, THIS AGREEMENT NOR THE PLAN WILL CONFER UPON THE PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION OF THE PARTICIPANT’S EMPLOYMENT WITH THE COMPANY OR SERVICE AS A DIRECTOR OF THE COMPANY OR ANY OF ITS SUBSIDIARIES.